Exhibit 10.1

SUPPLIER AGREEMENT

This Supplier Agreement (“Agreement”) is dated July 12, 2022, by and between Taucoin Asset Management, LLC, a Delaware limited liability company (“TCAM”), and Golden Ally LifeTech Group, Inc., a Delaware corporation (“Supplier” or “GALT”, and together with Supplier, the “Parties”, and each a “Party”). This Agreement includes each of the Orders entered into pursuant to this Agreement which are hereby incorporated into and deemed part of this Agreement.

RECITALS:

WHEREAS, Supplier is in the business of developing, manufacturing, and distributing certain goods and materials related to its proprietary AQP water products globally (the “AQP Products”);

WHEREAS, TCAM is developing a blockchain-based technology platform (the “Platform”) to facilitate sales of the AQP Products; and

WHEREAS, the Parties desire to enter into this Agreement whereby Supplier will provide AQP Products for TCAM, and TCAM will purchase Products from Supplier as described herein.

NOW THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Certain Defined Terms.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliates” means any legal entity that owns or controls, is owned or controlled by, or is under common ownership or control with, the relevant Party.

“Fees” means the fees payable to Supplier for the AQP Products, as set forth in an Order.

“GALT Material” means such items provided or made available by GALT, including but not limited to the following: (a) any and all proprietary information or specifications of GALT and the AQP Products, including, without limitation certain proprietary inventions, raw materials, and formulas relating to the extraction from, separation, and processing of certain ingredients to manufacture and produce AQP Products and (b) any and all drawings, specifications, toolings, concepts, designs, technology, and/or materials to practice and use in conjunction with the formulation, cultivation, development, production, and distribution of the AQP Products.

“GALT Standards” means, collectively, a set of criteria to which the AQP Products must adhere and may include, without limitation: (a) the production and quality control standards, manufacturing and development processes, and packaging, shipping, and labeling specifications or requirements; (b) any applicable regulatory, environmental, health, and safety standards or requirements; and (c) any other qualitative or quantitative requirements or additional terms and conditions specified in the applicable Order; and, with respect to each of the foregoing, as may be supplemented, modified, or replaced by TCAM or the respective TCAM Party, as applicable.

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“Intellectual Property Rights” means all current and future worldwide patents and other patent rights, utility models, copyrights, mask works, know-how, trade secrets, and all other intellectual property rights and the related documentation or other tangible expression thereof.

“New Intellectual Property” means all tangible and intangible results and items arising out of or constituting the results of any development work created pursuant to the Agreement, and all Intellectual Property Rights constituting, embodied in, or pertaining to any of the foregoing.

“Order” means an ordering document issued by TCAM, including any addenda, amendments and supplements thereto. For the avoidance of doubt, any references to Orders hereunder also include any applicable Purchase Orders (as hereinafter defined).

“Taxes” means any and all value-added, sales, excise, custom, use or other taxes (whether federal, state or local), assessments, fees or duties arising as a result of TCAM’s purchase from Supplier or Supplier’s manufacture, performance or sale of the Products. Taxes includes, without limitation, any tax, assessment, fee or duty measured or imposed upon Supplier’s income, payroll or property and any franchise tax.

“TCAM Party” means any applicable customers, subcontractors, purchasers, or representatives of TCAM or its Affiliates.

2. Manufacture and Supply of the AQP Products.

(a)   Supply of the Products. Supplier shall produce the AQP Products pursuant to the GALT Standards and in accordance with the quality assurance protocols approved by TCAM.

(b)   Ingredients and Materials Disclosure. Upon request, Supplier shall promptly provide to TCAM, in such form and detail as TCAM requests, a list of all ingredients and materials incorporated in the AQP Products, the amount of such ingredients and materials, and any information concerning any changes in or additions to such ingredients and materials.

(c)   Manufacturing Components. Unless otherwise expressly agreed in the applicable Order, Supplier may not charge TCAM for the cost of formulating or procuring of any equipment, tools or other items or materials used in the development, manufacture, or supply of the AQP Products (the “Manufacturing Components”). Supplier shall, at its sole expense, keep in good condition and replace as necessary all Manufacturing Components.

(d)    Supplier Restrictions. Supplier shall: (a) not, and shall not permit any third party to access or use the GALT Materials or AQP Products to develop or manufacture any offering, service, or product directly or indirectly competing with any offering or product of TCAM or (b) communicate with any TCAM Party other than through the designated contact set forth on the Order. Nothing herein shall be deemed to prevent or restrict TCAM in any manner whatsoever from furnishing, granting, or contracting with any other entity to furnish any goods that may be similar to the AQP Products.

(e)    Compliance with GALT Standards. GALT will have final authority to promulgate GALT Standards and to modify or grant waivers from such GALT Standards in its sole discretion. TCAM hereby acknowledges and agrees that the GALT Materials may be owned by third parties, and that in order to access and use such GALT Materials or to supply the AQP Products, Supplier may be required to agree (by one or more agreements in paper or electronic form) to abide by any additional terms and conditions imposed by third parties. Supplier agrees to (a) enter into any further written agreements as requested by TCAM; and (b) obtain TCAM’s prior written approval for any deviations from such GALT Standards. If and to the extent of any conflict between this Agreement and any such GALT Standards, such GALT Standards will control for the purposes of the applicable AQP Products only.

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(f)    Government Approval. If at any time during the Term any notification, registration, or approval is required for giving legal effect in any applicable jurisdiction to this Agreement or the transactions contemplated under this Agreement, Supplier shall: (a) immediately take whatever steps that may be necessary to properly notify, register or obtain approval; (b) be responsible for any charges incurred in connection with notifying, registering or obtaining this approval; and (c) keep TCAM informed of its efforts regarding this Section. Notwithstanding the foregoing, TCAM is not obligated to perform any obligations to Supplier under this Agreement until Supplier has provided TCAM with satisfactory evidence that this approval, notification or registration is not required or that it has been obtained.

3. Manufacture and Supply of the AQP Products.

(a)    Orders. As applicable, each Order, in substantially the form attached hereto as Schedule A, shall specify: (a) the type and quantity of AQP Products, (b) the manufacturing location(s) of the AQP Products; (c) the unit prices, Fees and payment terms; (d) any packaging and delivery instructions and the delivery schedule; and (e) the quality assurance protocols and any approval procedures. In addition, each Order may also include additional terms and conditions related to such specific Order that will be binding upon mutual agreement of the Parties. The Parties agree that the terms of an Order shall prevail over any conflicting provision in this Agreement. Any additional or different terms or conditions in any acknowledgment or other instrument or response of Supplier shall be deemed objected to by TCAM without need of any further or additional notice of objection, and such additional or different term shall be of no effect or in any way binding upon TCAM.

(b)    Multiple Purchases under an Order. If TCAM contemplates multiple purchases of the AQP Products under a particular Order, TCAM may, from time to time, submit firm written purchase orders identifying the quantity and type of the AQP Products, the required delivery date(s), and the delivery instructions (each, a “Purchase Order”). Supplier agrees to notify TCAM whether it is able to ship the AQP Products on the schedule set forth in the applicable Purchase Order within three (3) business days from receipt of such Purchase Order. In cases where Supplier provides such notice that it cannot meet the delivery schedule, it shall propose an alternate schedule that will be subject to acceptance or cancellation of the applicable Purchase Order by TCAM within a reasonable period of time following receipt of Supplier’s schedule proposal. A Purchase Order shall be deemed accepted by Supplier unless Supplier provides written notice of rejection within five (5) days of its receipt of the Purchase Order. All such Purchase Orders will be deemed to be Orders and shall be subject to the terms of this Agreement.

(c)    Order Modifications or Cancellations. At any time prior to Supplier’s delivery of the AQP Products, TCAM may, upon written notice, modify an Order to (a) correct typographical or clerical errors; (b) change the location for delivery or any shipping instructions; (c) modify the quantity; (d) modify the delivery date, and/or (e) order items which are of a superior quality, enhancements to, or new options of the AQP Products set forth in the Order. In addition to the foregoing, TCAM may cancel all or any portion of an Order, without charge or penalty, at any time prior to Supplier’s tender of the applicable AQP Products to TCAM or another carrier for delivery.

(d)    Initial Order. Supplier hereby acknowledges that providing the AQP Products to TCAM is essential to the ongoing operations of the Platform. Supplier agrees to provide the AQP Products no later than six (6) months from the date the Platform is deployed. For purposes of this Agreement, “deployed” or “deployment” shall mean release of the Platform to the general public whereby potential clients and customers will be able to access the Platform to purchase AQP Products.

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4. Shipments of the AQP Products.

(a)    Packaging and Shipping. Supplier shall properly pack, mark and ship the AQP Products in accordance with the GALT Standards. Supplier shall promptly provide to TCAM, in such form and detail as TCAM may request, all relevant shipment documentation. Supplier shall remain responsible for any damage or loss caused by the improper packaging or crating of the AQP Products or any failure of Supplier to comply with the applicable packaging or shipping instructions.

(b)    Transportation Charges. Unless otherwise set forth in the applicable Order, Supplier agrees to pay all transportation charges incurred in delivering the AQP Products to the applicable destinations either as noted in an Order or as indicated in a separate writing from TCAM to Supplier. On behalf of TCAM, and as TCAM’s agent, Supplier agrees to procure insurance for the full value of all AQP Products from the time that the AQP Products are identified until the time of actual receipt of the AQP Products by or on behalf of TCAM. The cost of this insurance shall be borne by Supplier. Supplier shall be responsible for all transportation costs for return of rejected AQP Products and their replacement and for any return or replacement of defective AQP Products furnished under the warranty.

(c)    Delivery Terms. Supplier shall, at its sole cost, be responsible for all manufacturing, and transporting of the AQP Products. Supplier will deliver the AQP Products in accordance with written instructions from TCAM to Supplier. TIME OF DELIVERY, QUANTITY AND DELIVERY LOCATION ARE OF THE ESSENCE UNDER THIS AGREEMENT. Supplier shall immediately notify TCAM if it has any reason to believe that any AQP Products will not be delivered in accordance with any of the schedule or delivery terms set forth in the written instruction. If Supplier fails to deliver as and when specified, TCAM may, in TCAM’s sole discretion and at Supplier’s sole cost and expense: (a) approve a revised delivery date or delivery terms; (b) require an expedited or premium shipment; or (c) cancel the Order or any part thereof and purchase elsewhere and hold Supplier accountable for any excess cost resulting therefrom without prejudice to its other rights. For the avoidance of doubt, delivery times will be measured at the time that AQP Products are received at the delivery location identified in the written instruction. Unless otherwise provided in the applicable Order or written instruction, all shipments will be delivered FOB destination (AQP Product receiving point), regardless of whether Supplier or AQP pays for actual freight delivery charges. Supplier bears all risks of loss or damage during shipments to the applicable destinations, including any return shipments in the event of any rejections or returns. Unless otherwise expressly agreed to by TCAM in writing, Supplier shall not make overrun or underrun shipments of AQP Products to TCAM. In the event of an overrun shipment, the overrun will be considered free of charge.

5. Quality Control.

(a)    Quality Assurance and Testing. Supplier shall apply quality control and quality assurance procedures and in-plant quality control checks for the AQP Products in accordance with industry best practices, and prior to shipment, Supplier will, at its sole cost, perform a full panel of testing on all AQP Products to the extent deemed necessary by TCAM or as otherwise required to confirm compliance with the GALT Standards.

(b)   TCAM Verification. All batches of AQP Products are subject to TCAM’s inspection and approval or rejection notwithstanding TCAM’s prior receipt of or payment for the AQP Products. TCAM shall have a reasonable period of time following delivery of the AQP Products to inspect and test any received batch of Products; provided, however, that TCAM shall be under no duty to inspect the Productspurchased hereunder before their use or resale, and any processing, manufacture or resale shall not constitute an acceptance of Products or a waiver of any claim. In addition to the approval and testing processes set forth in this Agreement and the applicable Order, TCAM may request, at any time during the Term of this Agreement, that Supplier submit to TCAM representatives certain production samples for evaluation and testing purposes as TCAM deems necessary to determine whether such samples conform to the GALT Standards. All samples shall become the property of TCAM.

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(c)    Non-Conforming Products. Supplier shall not knowingly ship to or invoice TCAM for any batches of the AQP Products that, in whole or in part, do not conform with the GALT Standards (each such AQP Product, a “Non-Conforming Product”). TCAM reserves the absolute right to reject and refuse or revoke acceptance of any Non-Conforming Products. If TCAM or any TCAM Party receives a Non-Conforming Product, TCAM may reject the Non-Conforming Product by providing Supplier with written notice of the rejection, and Supplier will, as directed by TCAM, either: (a) credit TCAM’s account for any amounts previously paid for the Non-Conforming Product or (b) replace the Non-Conforming Product with an AQP Product that complies with the GALT Standards at no additional cost as soon as practicable, but in any event within fifteen (15) days following the notice of such Non-Conforming Product.

(d)    Certain Changes. Supplier may not make any changes with respect to the AQP Products without TCAM’s advance written approval, which may be withheld in TCAM’s sole discretion, and any such prohibited changes include, but are not limited to (a) the processes or procedures used by Supplier in the production of the AQP Products and (b) the composition, fit, form, function or appearance of the Products. Notwithstanding the foregoing, if Supplier learns of a possible change to the AQP Products that may reduce costs, improve quality, or otherwise be beneficial to TCAM, Supplier shall promptly notify TCAM of the possible change.

6. Fees and Payment.

(a)    Pricing. The Fees to be paid by TCAM are set forth in the applicable Order. The Fees are firm and not subject to increase for any reason, including changes in market conditions, increases in raw materials, labor or overhead costs or fluctuations in production volumes. If the Fees are omitted on any Order, the Parties agree that the AQP Products shall be billed at the price last quoted or paid, or the prevailing market price at time of delivery, whichever is lower, unless otherwise specified. Unless otherwise expressly agreed to by TCAM in an Order, the Fees shall be inclusive of any Taxes, third party testing, packaging materials, packing, crating, boxing, shipping, insurance, importation and delivery of the Products.

(b)    Payment and Invoices. TCAM agrees to pay to Supplier all undisputed and properly invoiced amounts in accordance with the payment terms identified in the applicable Order, but in no case before TCAM receives and, as applicable, accepts the AQP Products. Supplier shall only be entitled to charge TCAM for the Fees specifically authorized in the Order, and a separate invoice must be rendered for each batch of Products purchased by TCAM pursuant to the applicable Order. Each invoice must include TCAM’s order number, batch number(s), and quantities, invoicing terms and must be delivered to TCAM no later than the day following delivery, with a bill of lading if shipment is made by common carrier. Any invoice submitted without an Order number or the proof of delivery will not be processed. TCAM shall have no obligation to pay for any AQP Products not invoiced within ninety (90) days following delivery of AQP Products in accordance with this Agreement.

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(c)    Disputes. TCAM reserves the right to contest any invoice, and may, without such action constituting an event of default, withhold payment of that portion of any charges that TCAM disputes in good faith; provided, however, that payment of any invoice shall not waive TCAM’s right to later contest such invoice, in whole or in part. In the event of any dispute between TCAM and Supplier regarding any payments under this Agreement, Supplier agrees to continue performing its obligations while such dispute is being resolved, unless and until this Agreement terminates, and for clarity, Supplier will not have the right to withhold supply of the AQP Products during the dispute resolution process.

7. Term; Termination; Suspension.

(a)    Term. Unless earlier terminated in accordance with the terms of this Agreement, the term of this Agreement shall commence on the Effective Date and continue for a period of three (3) years (“Initial Term”) and shall automatically renew for successive one (1) year terms (“Renewal Term”, and together with Initial Term, the “Term”), unless either Party, in its sole discretion, provides written notice to the other Party at least ninety (90) days prior to the expiration of the then-current term that the Agreement will not renew. Notwithstanding the foregoing, the Agreement will survive so long as there is an Order in effect between the Parties that was entered into prior to the termination or expiration of the Agreement.

(b)    Termination for Convenience. TCAM may terminate this Agreement and/or any Order at any time and for any or no reason by giving a written notice of termination thirty (30) days in advance to Supplier.

(c)    Termination for Cause. If either Party breaches a material obligation of this Agreement and the breaching Party fails to cure such breach within thirty (30) days upon receipt of notice of such breach, then the non-breaching Party may terminate this Agreement and/or any Order. In addition to the foregoing, either Party may terminate this Agreement and all Orders if the other Party becomes insolvent, is unable to pay its debts as they mature or is the subject of a petition in bankruptcy, whether voluntary or involuntary, or of any other proceeding under bankruptcy, insolvency or similar laws; or makes an assignment for the benefit of its creditors; or is named in, or its property is subject to a suit for appointment of a receiver; or is dissolved or liquidated.

(d)    Termination Upon Change of Control. TCAM may, upon twenty (20) days written notice, terminate this Agreement in the event: (a) there is a change of ownership of Supplier (i.e., entering into a binding agreement for purchase or sale by one person or other entity) of fifty percent (50%) or more of Supplier’s voting shares or securities; (b) there is an entering into a binding agreement for acquisition or transfer of a controlling interest in Supplier; or (c) there is an entering into a binding agreement for any investment in Supplier by a competitor of TCAM or an investment in a competitor by Supplier.

(e)    Termination Upon Failure to Satisfy Initial Order. As set forth in Section 3(d), supplying the AQP Product to TCAM is essential to the ongoing operations of the Platform. If GALT fails to meet the obligations set forth in Section 3(d), TCAM may immediately terminate this Agreement and/or any Order. In addition to the foregoing, if this Agreement is terminated pursuant to this Section 7(e), TCAM may utilize third party suppliers or manufacturers to satisfy the Initial Order.

(f)    Effect of Termination. Except as otherwise set forth in this Section 7, upon termination or expiration of this Agreement, each Party shall immediately return to the other Party all Confidential Information and data (including all copies thereof) then in its possession, custody, or control including, without limitation: (a) all technical materials and business plans supplied by a Party and (b) the GALT Materials and any manuals and documentation for the GALT Materials and AQP Products. Upon termination or expiration of this Agreement, Supplier will deliver all AQP Products and packaging relating to the AQP Products in TCAM’s inventory and/or as ordered by TCAM prior to the expiration or termination hereof, and all terms and conditions of this Agreement will apply to such performance. Termination of the Agreement shall not relieve the defaulting Party of any obligation accruing with respectto the Agreement prior to such termination. In no event shall TCAM be liable to Supplier for any costs, claims, losses, damages or liabilities including, without limitation, loss of anticipated profits, as a result of any termination of this Agreement. Any termination or expiration of this Agreement will not terminate any Order then in effect unless otherwise expressly stated in the relevant notice of termination. Any terms in this Agreement which by their nature must survive after the Term to give their intended effect shall be deemed to survive termination or expiration of this Agreement.

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(g)    Suspension. TCAM may direct Supplier to suspend performance under this Agreement for any reason at any time by issuing a stop work order. If TCAM subsequently lifts the stop work order and the stop work order resulted in a decrease in the cost of or a change in the time required for the performance under this Agreement or an Order, the Parties will negotiate an equitable adjustment to the Fees and delivery schedule, as applicable. If a stop work order results in a termination, such termination shall be subject to this Section 7.

8. Representations and Warranties.

(a)    Supplier Representations and Warranties. Supplier represents, warrants, and covenants that: (i) the Agreement is the valid and binding obligation of Supplier, enforceable against Supplier in accordance with its terms; (ii) it has obtained and shall continue to maintain all licenses, permits and approvals required by any government applicable to the performance of its obligations under this Agreement; (iii) it is and shall continue to be in compliance with all applicable laws and regulations, including without limitation all occupational health, safety and labor laws, codes of practice and local industry practice; (iv) it is the sole and exclusive legal and beneficial owner of each item of Supplier’s Intellectual Property Right and has the valid right to use all other Intellectual Property Rights used in or necessary for the purposes set forth in this Agreement; (v) it covenants to comply with all laws and regulations of federal, state, regional, local, and other governmental bodies in the United States and abroad applicable to Suppliers rights and obligations under this Agreement; (vi) there are no agreements (written or oral), understandings, laws or other restrictions of any kind to which Supplier is a party or subject, that would prevent or restrict Supplier’s execution, delivery, or performance of this Agreement; and (vii) it has provided to TCAM all necessary labels, disclosures and disclaimers to enable TCAM to sell the AQP Products in compliance with all laws and regulations of the applicable jurisdiction where such AQP Products are sold.

(b)    AQP Product Warranty. Supplier represents and warrants that all AQP Products will: (a) be manufactured, tested, imported, sold, shipped, packaged and labeled in accordance with all applicable laws; (b) be new and unexpired; (c) free from defects in design, materials, and workmanship; (d) conform to the GALT Standards contained in the Agreement and the Order; and (e) be fit for the purposes intended. Supplier acknowledges and agrees that these representations and warranties shall survive the inspection, testing, acceptance and/or use of the AQP Products by the TCAM Parties.

(c)    Applicability. The foregoing warranties shall be in addition to any other warranties, whether express or implied, in the Agreement or as otherwise available to TCAM under applicable law, and Supplier shall be responsible for all liabilities, costs and expenses arising out of any failure of Supplier to meet the representations and warranties contained herein. Supplier agrees that the foregoing warranties shall extend to TCAM and any TCAM Parties, and each of its and their customers, distributors, dealers and agents and to the users and consumers of the AQP Products. The warranties set forth in this Agreement and any Order shall remain in effect (a) for a period of one (1) year after the later of final acceptance of the AQP Products or any discovery of a defect by TCAM or (b) for such longer period as provided under applicable law.

9. Audits and Inspections.

(a)    Contract Records. Supplier shall maintain all usual and proper records and books of account relating to this Agreement in accordance with generally accepted accounting principles for a period of seven (7) years following termination or expiration of this Agreement.

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(b)    Operational Audit. Supplier shall permit and fully cooperate with TCAM and any TCAM Party, and each of their designated representatives, upon twenty-four (24) hours’ notice, to enter Supplier’s facilities and any other location where the AQP Products are manufactured, packaged, or stored in order to: (a) audit and make copies of any books and records applicable to Supplier’s business with TCAM and (b) inspect such premises, the workforce, and any machinery used for the manufacture, packaging, or storage of the AQP Products.

(c)    General Procedures. TCAM and Supplier will meet to discuss any errors or omissions disclosed by the audit and any aspects of the manufacturing, packaging and storage of AQP Products that may need to be changed or improved. Supplier shall make prompt adjustment to compensate for any errors or omissions disclosed by such audit and make any change or improvement as requested by TCAM or a TCAM Party.

(d)    Response to Deficiencies. If any deficiency discovered during the audit and/or any non-conformity has a reasonable potential to risk the timely completion of an Order or is not corrected within thirty (30) days following Supplier’s receipt of TCAM’s written notice, TCAM will have the right to terminate this Agreement or the applicable Order in whole or in part.

10. Indemnification.

(a)    Response to Deficiencies. If any deficiency discovered during the audit and/or any non-conformity has a reasonable potential to risk the timely completion of an Order or is not corrected within thirty (30) days following Supplier’s receipt of TCAM’s written notice, TCAM will have the right to terminate this Agreement or the applicable Order in whole or in part.

(b)    Indemnification. Supplier shall defend, indemnify, and hold harmless TCAM and any TCAM Party and their respective Affiliates and their respective directors, officers, employees, agents, and customers (collectively, the “TCAM Indemnitees”) from and against any and all claims, liabilities, damages, losses, judgments, authorized settlements, costs and expenses (including without limitation, reasonable attorney’s fees) resulting from, arising out of or in connection with (a) any alleged or actual intellectual property infringement or misappropriation; (b) the delivery, condition, manufacture, purchase, use, sale, import, distribution or other transfer of AQP Products purchased hereunder; (c) any breach or alleged breach of this Agreement by Supplier or its personnel; (d) any actual or alleged bodily injury, death of any person or damage to real or tangible personal property caused by the acts or omissions of Supplier or its personnel or arising out of or resulting from the development, manufacture or commercialization of any AQP Products; (e) any actual or alleged negligence, gross negligence, bad faith or intentional or willful misconduct of Supplier or its Affiliates in the performance by Supplier of its obligations hereunder; (f) any product liability claim directly or indirectly related to the AQP Products; (g) any actual or alleged claim brought against TCAM by the Federal Drug Administration or any actual or alleged failure by Supplier or its personnel to comply with any applicable laws, rules, or regulations of any jurisdiction in which AQP Products are sold; or (h) any actual or alleged failure by Supplier to comply with GALT Standards.

(c)    Intellectual Property Indemnification. In addition to the foregoing, if any AQP Product becomes or in Supplier’s reasonable opinion is likely to become, the subject of any claim for infringementor misappropriation, Supplier shall, at TCAM’s option and Supplier’s expense: (a) procure for TCAM the right to continue using such AQP Product or (b) replace or modify such AQP Products so that it becomes non-infringing while still providing substantially the same functionality. If the foregoing is not possible within a commercially reasonable time frame, then Supplier shall refund the full amount paid by TCAM for such AQP Product, without prejudice to any other remedies that are available to TCAM.

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11. Limitation of Liability. TCAM’S TOTAL LIABILITY FOR ANY CLAIMS ARISING UNDER THIS AGREEMENT SHALL NOT EXCEED THE TOTAL FEES PAID OR PAYABLE UNDER THE ORDER GIVING RISE TO SUCH CLAIM. THIS LIMITATION OF LIABILITY IS CUMULATIVE AND NOT PER INCIDENT. IN NO EVENT SHALL TCAM BE LIABLE TO SUPPLIER FOR ANY INCIDENTAL, SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST REVENUE, LOST PROFITS, OR LOST OR DAMAGED DATA, HOWEVER CAUSED AND WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EVEN IF A PARTY OR ITS SUPPLIERS HAVE BEEN INFORMED OF THE POSSIBILITY THEREOF.

12. Intellectual Property.

(a)    License to GALT Materials. Subject to the terms of this Agreement and any GALT Standards, Supplier hereby grants to TCAM, during the term of the applicable Order, a limited, non-exclusive, revocable, non-transferable, non-sublicensable, license to use and create derivative works of the GALT Materials solely to the extent necessary to produce and supply the AQP Products to TCAM in accordance with the GALT Standards. Supplier shall advise TCAM promptly if Supplier becomes aware of any unauthorized use of the Intellectual Property Rights or of any similar mark or design by any person or of any claim that the AQP Products infringe the Intellectual Property Rights, moral or other rights of any third party.

(b)    New Intellectual Property and Developed IP. Supplier irrevocably transfers, conveys, and agrees to assign, and hereby does assign, its entire worldwide right, title and interest in and to any New Intellectual Property and any Intellectual Property Rights that relate to any new AQP Products that may be jointly conceived by or on behalf of the Parties pursuant to an Order (“Developed IP”) to TCAM. Supplier agrees to execute such documents, applications, and conveyances and to supply information as TCAM reasonably requests to permit TCAM to protect, perfect, register, record and maintain its rights and ownership in the New Intellectual Property and any Developed IP throughout the world. TCAM shall have the sole right to file any applications for protection of Intellectual Property Rights for any Developed IP, worldwide. Without limiting the foregoing, TCAM shall have the exclusive right to commercialize, prepare and sell products based upon, sublicense, prepare derivative works from, or otherwise use or exploit the rights owned by TCAM pursuant to this Section.

13. Confidentiality

(a)    Scope of Confidentiality. As used herein, “Confidential Information” means all confidential and proprietary information of a Party (“Disclosing Party”) disclosed to the other Party (“Receiving Party”), whether orally or in writing, that is designated as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure, including but not limited to the terms of this Agreement, any subsequent agreement or Order entered into between Supplier and TCAM, and any other information obtained by the Receiving Party concerning the Disclosing Party’s operations that may include valuable, proprietary, and confidential matter or information relating to trade secrets, concepts, formulas, product configurations, designs, specifications, manufacturing processes, operational processes, equipment suppliers, customers, employees, research developments, inventions, engineering, marketing, product recipes, product processing methods (standard operating procedures), merchandising, purchasing, finances and other information of a valuable, proprietary, and confidential nature which is owned by the Disclosing Party or one of its Affiliates and which is the basis for the business conducted by the Disclosing Party and its Affiliates. Confidential Information shall not include any information that: (a) is or becomes generally known to the public without breach of any obligation owed to the Disclosing Party; (b) was known to the Receiving Party prior to its disclosure by the Disclosing Party without breach of any obligation owed to the Disclosing Party; (c) was independently developed by the Receiving Party without breach of any obligation owed to the Disclosing Party; or (d) is received from a third party without breach of any obligation owed to the Disclosing Party.

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(b)    Confidentiality Obligations. Any Confidential Information shall be used by the Receiving Party pursuant to the terms and for the purposes of this Agreement. Each Party agrees to protect the confidentiality of the Confidential Information of the other Party using the same standard of care that it protects the confidentiality of its own proprietary and confidential information of like kind (but in no event using less than reasonable care). Supplier acknowledges and agrees that it will not make copies or permit copies to be made of any drawings or other data without the prior written consent of TCAM. The Receiving Party agrees that any breach of this Section by the Receiving Party or its employees shall cause irreparable injury to the Disclosing Party, that the disclosing party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and that the Receiving Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

(c)    Return of Confidential Information. Upon the expiration or the earlier termination of this Agreement, the Receiving Party shall promptly return all Confidential Information and any copies thereof that it has received under this Agreement.

14. Insurance.

During the Term of this Agreement and for a period of three (3) years after termination or expiration thereof, unless otherwise agreed in the Order, Supplier shall obtain and maintain, at its own expense (a) Worker’s Compensation insurance in compliance with the statutory requirements for worker’s compensation of the state or states in which it has employees performing any work related to this Agreement; and (b) Commercial General Liability insurance, including contractual liability and product liability, with limits of no less than one million dollars ($1,000,000) per occurrence and in the aggregate. Such policy or policies of insurance shall: (i) name TCAM as an additional party insured; (ii) provide for a waiver of all subrogation rights against TCAM ; (iii) not exclude cross-liability; and (iv) provide that TCAM shall receive not less than thirty (30) days’ notice of any material modification, non-renewal or cancellation of coverage. Upon TCAM ‘s request, Supplier shall provide TCAM with a certificate of insurance evidencing the insurance coverage specified in this Section.

15. Miscellaneous.

(a)    Subcontracting. Supplier may not subcontract any of its obligations under this Agreement except with TCAM ‘s prior written consent, which may be withheld in TCAM’s sole discretion. For all approved subcontractors, Supplier shall: (a) enter into an separate agreements with its subcontractors with terms and conditions no less restrictive than those set forth herein to ensure that its subcontractors are able to adhere to and comply with the obligations assumed by Supplier under this Agreement; (b) closely monitor all work performed by its subcontractors and prohibit such subcontractor from further subcontracting any part of its work without TCAM’s express prior written consent; (c) ensure that its subcontractors do not attempt to contact any TCAM Party; and (d) remain solely responsible and liable for all acts and omissions of such subcontractor as if performed by Supplier and provide the same remedies to TCAM if a subcontractor fails to comply with any terms hereunder.

(b)    Publicity. Unless otherwise permitted herein, Supplier shall not make any statement in any press release, advertising, marketing or promotional materials concerning the transactions contemplated under this Agreement, or make any public statement that includes the name of TCAM or any of the TCAM Parties, or otherwise use the name of TCAM or any of the TCAM Parties in any public statement or document, without the prior written consent of TCAM, except as may be required by law, regulation, including SEC regulation, or order of a governmental agency or court, in which case Supplier shall use reasonable efforts to obtain the approval of TCAM as to form, nature, and extent of the public announcement or public statement prior to issuing the public announcement or public statement.

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(c)    Non-Compete. Supplier hereby acknowledges and agrees that it may be exposed to a significant amount of Confidential Information concerning TCAM’s business methods, operations and customers during the Term of this Agreement, that such information might be retained by Supplier in tangible form or simply retained in Supplier’s memory, and that the protection of TCAM’s exclusive rights to such Confidential Information, trade secrets and customer or client relationships can best be ensured by means of a restriction on Supplier’s activities during and after the termination of this Agreement. Therefore, Supplier agrees that for the duration of this Agreement and for a period of one (1) year after termination of the Agreement, Supplier shall not solicit, divert or initiate any contacts with (or attempt to solicit, divert or initiate contact with) any customer or client of TCAM, disclosed to Supplier hereunder, for any commercial or business reason whatsoever. In addition to the foregoing, Supplier shall not, at any time, use any Confidential Information of TCAM to manufacture or sell AQP Products or other goods or products that are similar to or competitive with the AQP Products. Additionally, Supplier will not solicit, offer work to, employ, or contract with, directly or indirectly, any of TCAM’s or TCAM Party’s employees or subcontractors during the Term and for one (1) year thereafter, unless such recruitment results from a bona fide recruitment process and such position has been advertised externally.

(d)    Execution. Each Party hereby represents and warrants that it is not subject to any agreements or restrictions that would prohibit such Party from entering into this Agreement and carrying out the transactions contemplated by this Agreement in accordance with the terms hereof.

(e)    Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, wars or acts of terrorism) (each, a “Force Majeure Event”). Supplier’s financial inability to perform; changes in cost or availability of materials, components or services or market conditions; global, national, or local public health emergency or disease outbreak (including, without limitation, COVID-19 (a/k/a the 2019 Novel Coronavirus); or supplier actions or contract disputes will not excuse performance by Supplier under this Section. Supplier shall give TCAM prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. Supplier shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement.

(f)    Export. Supplier shall prepare, maintain and, to the extent that applicable law, regulation or customs authority requires it to do so, submit to the applicable customs authorities, all information and documentation that is necessary to comply with the applicable customs and export and import requirements of each country from which the AQP Products will be exported and each country into which they will be imported, and Supplier shall comply with all other applicable customs requirements. Whenever TCAM requests it to do so, Supplier shall promptly furnish to TCAM copies of that information and documentation. Supplier is solely responsible for complying with all technical compliance and country of origin requirements of each country into which the AQP Products are to be imported. Supplier assigns and transfers to TCAM all transferable customs duty and tax drawback or refund rights relating to the AQP Products, including rights developed by substitution and rights that Supplier acquires from its suppliers. Supplier shall promptly inform TCAM of each such right and, upon TCAM’s request, shall promptly provide to TCAM all documents and information that are required for TCAM to obtain each such drawback and refund. If importation of the AQP Products results in the assessment of a countervailing duty on TCAM as the importer, Supplier will reimburse such countervailing duty to TCAM, provided such reimbursement is permitted under applicable laws and regulations.

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(c)    Compliance with Laws. Each Party shall obtain all licenses, permits and approvals required by any government applicable to the performance of its obligations under this Agreement, and shall comply with all applicable laws, rules, policies and procedures of any applicable government or other regulatory authority. Notwithstanding any other provision of this Agreement, if during the Term hereof (a) any new legislation or regulation enacted by any state/provincial government entity; (b) any guidance, interpretation or position of any proposed, existing, or new legislation or regulation enacted by any state/provincial governmental entity; or (c) any official or informal regulatory group or governmental organization or any other third parties threatens or brings a suit against TCAM claiming that the AQP Products are unlawful or that otherwise prohibits, restricts, or materially limits either Party’s ability to continue performing under the existing terms and conditions of this Agreement within the jurisdiction of that state/province (each, an “Adverse Change”), the Parties agree to negotiate in good faith to make reasonable revisions to this Agreement in order to conform to the Adverse Change to the extent applicable. Upon notice by one Party to the other of such Adverse Change, the Parties agree that they shall actively work together in good faith and using commercially reasonable efforts to resolve the matter within thirty (30) days of such notice (“Adverse Change Notice Period”). In the event that the Parties cannot agree upon renegotiated terms within the Adverse Change Notice Period, then TCAM may terminate the affected Order(s) immediately upon written notice to Supplier.

(d)    Assignment. This Agreement will be binding upon and inure to the benefit of the Parties, their respective successors and permitted assigns. Except as specifically provided herein, Supplier shall not assign this Agreement nor any of its rights, interests or obligations hereunder (whether by operation of law or otherwise) without the prior written consent of TCAM. For the purposes of this Section, a reorganization, merger, asset or stock sale, statutory conversion, or a change in control of Supplier shall constitute an assignment. TCAM may assign any of its rights or delegate any of its obligations hereunder. Any purported assignment or delegation in violation of this Section is null and void.

(e)    Non-waiver. No waiver of any term or right in this Agreement shall be effective unless in writing, signed by an authorized representative of the waiving Party. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or modification of such provision, or impairment of its right to enforce such provision or any other provision of this Agreement thereafter.

(f)    Equitable Relief. Each Party acknowledges that a breach of this Agreement may cause irreparable damage to the other Party and hereby agrees that the other Party shall be entitled to injunctive relief under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

(g)    Notices. All notices under this Agreement shall be in writing and shall be given or made by delivery in person, by courier service, by confirmed facsimile, or by registered or certified mail (postage prepaid, return receipt requested) at the addresses set forth herein. Any such notice shall be deemed delivered upon the earlier of actual receipt or three (3) days after deposit of such notice. Any notices to TCAM will be addressed to TCAM with: “Attn: Carol Lin, CEO.”

(h)    Attorneys’ Fees. The prevailing Party in any action to enforce this Agreement will be entitled to recover its attorneys’ fees and costs in connection with such action.

(i)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws provisions. The Parties specifically disclaim the application to this Agreement of the UN Convention on Contracts for the International Sale of Products. The Parties agree that any dispute relating to the Agreement must be submitted to mandatory binding arbitration. Such arbitration will be conducted before a single arbitrator, selected by agreement of the Parties, who shall hear and resolve the dispute in the City of Austin, Texas.

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(j)    Relationship of the Parties. This Agreement shall not be interpreted or construed to create an employment relationship, an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

(k)    Severability. If any provision of this Agreement will be held by any court of competent jurisdiction to be unenforceable or invalid, that provision will be limited to the minimum extent necessary so that this Agreement will otherwise remain in effect.

(l)    Third Party Beneficiaries. Except as expressly set forth in this Section, this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers any legal or equitable right, benefit or remedy of any nature whatsoever to any third party under or by reason of this Agreement. Notwithstanding the foregoing, the Parties hereby designate each TCAM Party and any end users of the Products as third-party beneficiaries of this Agreement.

(m)    Amendments; Waivers. No supplement, modification, or amendment of this Agreement will be binding, unless executed in writing by a duly authorized representative of each Party to this Agreement. No waiver will be implied from conduct or failure to enforce or exercise rights under this Agreement, nor will any waiver be effective unless in a writing signed by a duly authorized representative on behalf of the Party claimed to have waived.

(n)    Entire Agreement. Except as otherwise provided herein, this Agreement, including all Orders placed hereunder and the Schedules attached hereto, all of which are incorporated by reference, constitutes the complete and exclusive agreement and understanding between TCAM and Supplier with respect to its subject matter and supersedes all prior or contemporaneous oral or written agreements or understandings relating to the subject matter.

(o)    Further Assurances. The Parties agree to execute, acknowledge and deliver such further instruments and all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

GOLDEN ALLY LIFETECH GROUP, INC.

By:	/s/ Oliver K. Ban
Name:	Oliver K. Ban
Title:	Chief Executive Officer

TCAM ASSET MANAGEMENT, LLC

By:	/s/ Benjamin Yeung
Name:	Benjamin Yeung
Title:	Sole Member and Manager

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SCHEDULE A

Form of Order Form

Products:

●	First order: [[●] ([●])] bottles, using 432 ml bottles of Golden Ally’s proprietary water, trademarked AQPWaterTM.

●	Subsequent annual commitment: [[●] ([●])] bottles, using 432 ml bottles of Golden Ally’s proprietary water, trademarked AQPWaterTM for [●] years.

Registered Trademarks:

●	AQPWaterTM

Pricing:

●	[●]

Additional Provisions:

●	Delivery: TCAM will separately provide delivery destinations to Supplier in a written instruction.

●	Transportation and Labels: Supplier will supply and coordinate creation of delivery address labels